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                                                                     EXHIBIT 5.1



                               November 5, 1997

Fairfield Communities, Inc.
11001 Executive Center Drive
Little Rock, Arkansas 72211

     Re: REGISTRATION ON FORM S-4 OF 5,826,281 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF FAIRFIELD COMMUNITIES, INC.
          -------------------------------------------------------------

Ladies and Gentlemen:

          We are acting as counsel to Fairfield Communities, Inc., a Delaware corporation (the "Company"), in connection with the issuance of up to 5,826,281 shares (the "Shares") of common stock, par value $.01 per share, of the Company in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 8, 1997, among the Company, FCVB Corp., a Florida corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Vacation Break U.S.A., Inc., a Florida corporation ("Vacation Break").

          We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares will be duly authorized upon the filing of the Certificate Amendment (as defined below) and, when the Shares have been issued and delivered in accordance with the terms and provisions of the Merger Agreement against receipt of the consideration provided for therein and having a value of not less than the par value of such Shares, the Shares will be validly issued, fully paid, and nonassessable.

          In rendering this opinion, we have (i) assumed that the stockholders of the Company will approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock authorized thereby as described in the Registration Statement (the "Certificate Amendment"), (ii) assumed that the Certificate Amendment will be duly filed with, and accepted by, the Delaware Secretary of State, (iii) assumed and have not independently verified (a) the due authorization, execution and delivery of the Merger Agreement, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies,
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Fairfield Communities, Inc.
November 5, 1997
Page 2

(iv) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and upon the representations and warranties set forth in the Agreements and have not independently checked or verified the accuracy of the factual statements contained therein, and (v) assumed that the parties to the Merger Agreement will comply with the provisions thereof. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ Jones, Day, Reavis & Pogue